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                                                                     Exhibit 5.1

                               [LETTERHEAD LOGO]
                [AMARCHAND & MANGALDAS & SURESH A. SHROFF & CO.]
                            [SOLICITORS & ADVOCATES]




AS/L- 2423                                                        March 17, 2000


ICICI Bank Limited
ICICI Towers
Bandra-Kurla Complex
Mumbai, India 400 051


Dear Sirs:

We have acted as Indian counsel to ICICI Bank Limited ("ICICI Bank") and are giving this opinion in connection with its Registration Statement on Form F-1 (the "Registration Statement") to register under the Securities Act of 1933, as amended (the "Securities Act"), Equity Shares of par value Rs. 10 per share (the "Equity Shares") of ICICI Bank, in the form of American Depositary Shares ("ADSs"), each ADS representing two Equity Shares, in connection with the offering by ICICI Bank of its Equity Shares, in the form of ADSs.

For the purpose of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents corporate records, certificates of public officials and other instruments as we have deemed necessary, including the Articles and Memorandum of Association of ICICI Bank and the Registration Statement filed under the Securities Act by ICICI Bank with the Securities and Exchange Commission.

For the purposes of this opinion, words and phrases used but not defined herein shall have the same meaning as those contained in the Registration Statement.

For the purposes of this opinion we have assumed that the Underwriting Agreement has become wholly unconditional and the obligations of the

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Underwriters therein contained have not been terminated as contained therein.

Based upon and subject to the foregoing, we are of the opinion that the Equity Shares have been duly authorized by ICICI Bank's shareholders and, once allotted and issued by ICICI Bank and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued and fully paid and will not be subject to calls for further funds. Consequently, after such issue there will be no liability of the holder of Equity Shares to make any payment to ICICI Bank in respect of the holding of his Equity Shares.

The opinion expressed herein is confined to and given on the basis of Indian law as currently applied by the Indian courts. We have made no investigation of the laws of any jurisdiction other than the Republic of India and do not express or imply any opinions as to the laws of any jurisdiction other than those of the Republic of India. This opinion is governed by and shall be construed in accordance with Indian law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "Taxation - Indian Tax", "Legal Matters" and "Enforcement of Civil Liabilities Against Foreign Persons" in the Prospectus contained in the Registration Statement.


Very truly yours,

/s/ Cyrill Shroff
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(Partner)